Results of Meeting of Shareholders

AXP SELECTIVE FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1

To elect the thirteen nominees specified below as Board members*.

                        Shares Voted "For"  Shares Withholding Authority to Vote
Arne H. Carlson          116,223,559.472                3,951,170.540
Philip J. Carroll, Jr.   116,627,457.461                3,547,272.551
Livio D. DeSimone        116,564,522.263                3,610,207.749
Barbara H. Fraser        116,607,977.812                3,566,752.200
Ira D. Hall              116,612,355.115                3,562,374.897
Heinz F. Hutter          116,608,806.600                3,565,923.412
Anne P. Jones            116,583,232.199                3,591,497.813
Stephen R. Lewis, Jr.    116,712,343.408                3,462,386.604
Alan G. Quasha           116,744,752.802                3,429,977.210
Stephen W. Roszell       116,694,300.405                3,480,429.607
Alan K. Simpson          116,252,475.884                3,922,254.128
Alison Taunton-Rigby     116,626,776.114                3,547,953.898
William F. Truscott      116,732,404.014                3,442,325.998
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Proposal 2
To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

Shares Voted "For"   Shares Voted "Against"   Abstentions     Broker Non-Votes
97,797,787.666           8,903,759.632       3,923,369.714      9,549,813.000

2(b). To change the name of the corporation.

Shares Voted "For"   Shares Voted "Against"   Abstentions     Broker Non-Votes
107,654,012.942          8,269,622.154       4,251,094.916          0.000

* Denotes Registrant-wide proposals and voting results.